SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2003

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue San Carlos, CA	94070
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5.	OTHER EVENTS.

On October 23, Conceptus Inc. issued a press release announcing that the Company and Ovion, Inc. have arrived at an agreement to settle their ongoing patent infringement litigation matters. Text of the press release follows:

SAN CARLOS, Calif. (October 23, 2003)—Conceptus, Inc. (Nasdaq NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today announced that the Company and Ovion, Inc. have arrived at an agreement to settle their ongoing patent infringement litigation matters. In the settlement, Conceptus will receive a sole license to Ovion’s patent rights relative to the Essure system, and Ovion may not grant any additional such licenses to other parties. Ovion will not be granted any rights to Conceptus’ intellectual property. The settlement also includes a $2 million prepaid royalty in cash to Ovion and a license fee of $2 million in stock payable in the first and second quarters of 2004. The royalty is a 3.25% fee that will be based on cumulative net sales in excess of $75 million running for a period of ten years for valid patent claims held by Ovion over the period. The settlement is subject to approval by the court.

Commenting on the settlement, Mark Sieczkarek, president and chief executive officer, said, “We felt the settlement was a prudent measure in order to contain further litigation expenses and to minimize the distraction that it could cause to management.”

About Conceptus

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Glen K. Furuta

Glen K. Furuta
Vice President, Finance & Administration
and Chief Financial Officer

Dated: October 24, 2003